Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of February 28, 2022 between SMARTSolution Technologies, L.P., a Pennsylvania limited partnership (the “Company”), and Mitchell J. Schwartz, an individual residing in the Commonwealth of Pennsylvania (the “Employee”).

PREAMBLE

The Company desires to employ the Employee as the Chief Executive Officer of the Company, and the Employee desires to be employed by the Company in such position, subject to the terms specified herein.

Therefore, the parties agree as follows with the intent to be legally bound.

1. Employment. The Company hereby agrees to employ the Employee as its President, and the Employee accepts such continued employment with the Company, upon the terms and subject to the conditions set forth in the Agreement.

2. Position and Duties. The Employee shall serve as the Chief Executive Office (CEO) of the Company and, as such, he will have the duties, responsibilities and authority normally associated with such position and such additional duties, responsibilities and authority not inconsistent with the foregoing as may be assigned to him by FOMO’s CEO. The Employee will perform his duties and responsibilities in a diligent, businesslike and efficient manner. The Employee shall act in conformity with and be bound by the rules and policies of the Company.

3. Salary; Benefits; Vacation.

(a). The Employee’s salary will be $100,000 per annum less all applicable withholdings, and payable in regular installments in accordance with the Company’s general payroll practices. In addition, the employee will receive $50,000 in common stock issued on a quarterly basis based on the average stock price for the 5 days prior to that date. The Employee’s salary shall not be reduced by the Company without the prior written consent of the Employee. The Employee will be eligible for merit-based salary raises and bonuses at the Company’s discretion.

(b). The Employee will be eligible for the benefits available to similarly situated employees, subject to the eligibility and contribution requirements and other conditions included in the plans and programs. These benefits will include health, insurance, dental, and retirement benefits, including the Company contributions.

(c). The Employee will be eligible for Forty Five (45) paid days off per year.

4. Employment at Will.

(a). The Employee acknowledges and agrees that his employment is “at will” and that no provision contained in this Agreement will entitle the Employee to remain in the employment of the Company or affect the right of the Company to terminate the Employee’s employment hereunder at any time for any reason.

(b). Duration. The Employee’s employment hereunder shall commence on the date set forth above and shall continue unless the Employee’s employment is terminated (i) by the Company upon thirty (30) days prior written notice thereof to the Employee, (ii) by the Employee immediately upon providing the Company with notice thereof, (iii) by the Company immediately upon providing the Employee written notice of termination for Cause, or (iv) by the Company upon the Employee’s earlier death or disability for a period of more than sixty (60) days. Upon any termination of this Agreement, the Company shall pay to the Employee or her estate, as the case may be, her salary through the date of termination.

(c). Termination Without Cause. If the Employee’s employment with the Company is, prior to the one year anniversary of the date of this Agreement, terminated by the Company without Cause, the Company shall, through the one-year anniversary of this Agreement (i) continue to pay to the Employee his current base salary, in accordance with the Company’s general payroll practices and (ii) subject to the Employee’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, continue to provide the Employee and the Employee’s eligible dependents with Company-paid coverage under its group health plans at the same levels as would have applied if the Employee’s employment had not been terminated, based on the Employee’s elections in effect on the date of termination; provided however, that if the Company is unable to continue to cover the Employee under its group health plans without incurring penalties, then an amount equal to each remaining Company subsidy shall thereafter be paid to the Employee in substantially equal monthly installments through the one-year anniversary of the date of this Agreement.

(d). Termination With Cause. If the Employee’s employment with the Company is terminated for Cause as defined in Section 4(g) of this Agreement, the Employee will not be entitled to any severance pay benefits and will only be entitled to receive his base salary through the date of termination.

(e). Employee Resignation. If Employee resigns from employment, the Employee will be entitled to receive his Base Salary through the date of termination and the Employee’s right to receive any other compensation or benefits hereunder will terminate as of the date of such termination.

(f). Return of Company Property. Promptly after termination of the Employee’s employment hereunder by the Company or by the Employee for any reason (or upon the request of the Company at any time), the Employee or his personal representative shall return to the Company all property of the Company then in his possession, including without limitation papers, documents, computer disks, keys, credit cards and shall neither make nor retain copies of the same.

(g). Definition of Cause. As used in this Agreement, “Cause” means a termination based on the Company finding that the Employee has: (i) been repeatedly under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties; or (ii) willfully committed any act of fraud, larceny, misappropriation of funds or embezzlement, or been convicted of a felony or a crime of moral depravity (provided that such finding or conviction is not subject to further appeal); provided however, that in the case of clause (i) above, the Employee shall receive thirty (30) days’ advance notice that the Company is considering the Employee’s termination for Cause and specifying the actions constituting Cause and the Employee shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period.

5. Notices. All notices and other communications required hereunder will be in writing and will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or e-mail to mitchell@smarterguys.com and will be deemed to have been given on the date of receipt by such person.

6. Review by Counsel. The Employee has had the opportunity to have this Agreement reviewed by counsel and to discuss any questions that he may have regarding this Agreement with such counsel.

7. Miscellaneous. This Agreement may be amended only by a writing signed by each of the parties and contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

[signature page follows]

SIGNATURE PAGE TO EMPLOYEE AGREEMENT

SMARTSolution Technologies, L.P.

By:
Name:	Vikram Grover
Title:	CEO FOMO CORP, General Partner

Mitchell J. Schwartz